Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
2008 EXPLORATION AND DEVELOPMENT BUDGET

FRISCO, TEXAS, January 8, 2008 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced that it plans to spend $526 million in 2008 for development and exploration activities. The 2008 budget is comprised of $276 million to be spent on its onshore properties and $250 million to be spent by Bois d'Arc Energy, Inc. ("Bois d'Arc") (NYSE:BDE) for its offshore Gulf of Mexico drilling program.

Onshore development projects comprise $239 million of the 2008 budget with $37 million of the onshore budget allocated to exploration activities. Comstock expects to drill approximately 116 (78.3 net) onshore wells in 2008 including 106 (73.2 net) development wells and ten (5.1 net) exploratory wells. Comstock's East Texas/North Louisiana operating region accounts for the largest portion of the 2008 budget with forecasted expenditures of $149 million. Comstock has budgeted to drill 80 (53.9 net) development wells in this region in 2008, which includes seven Cotton Valley horizontal wells.  Comstock will drill fewer wells in this region in 2008 as compared to 2007 but will focus on higher return opportunities in 2008, including the seven horizontal wells and drilling in its more prolific Logansport and Terryville fields.  Comstock expects to spend $122 million in its South Texas region to drill 30 (22.7 net) wells in 2008. Included in the South Texas totals are 20 (17.6 net) development wells and ten (5.1 net) exploration wells.  The remaining $5 million will be spent on Comstock's onshore properties in its other regions.

Bois d'Arc has budgeted $139 million to drill 21 (18.5 net) offshore wells in 2008. Bois d'Arc has budgeted an additional $92 million for completion and facilities costs related to these wells. Eleven of the wells in the 2008 drilling program will be drilled deeper than 15,000 feet to test high potential exploration prospects. In addition Bois d'Arc plans to spend $19 million on acquiring seismic data and acreage.

"Our 2008 onshore drilling program is focused on continued exploitation of our East Texas/North Louisiana acreage position and continued exploration and development of our properties in our growing South Texas region" stated M. Jay Allison, Chairman and Chief Executive Officer of Comstock. "Our 2008 offshore drilling program will focus more on increasing our offshore production rate while at the same time exposing us to reserve growth by drilling high potential exploration prospects. The onshore and offshore drilling programs will be the primary driver of our production growth that we expect to have this year."

Comstock also announced that it has entered into a natural gas price hedge in connection with the Company's recently announced $170.0 million acquisition of producing natural gas properties in South Texas.  The hedge was structured as a natural gas price swap which fixed the price at $8.00 per Mmbtu (at the Houston Ship Channel) for 520,000 Mmbtus per month of the Company's South Texas natural gas production for the period February 2008 to December 2009.  The swap has an equivalent NYMEX price of approximately $8.30 per Mmbtu.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE).  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.